Exhibit 99.1

      Tel-Instrument Electronics Corp Announces Results For First Quarter

     CARLSTADT, N.J.--(BUSINESS WIRE)--Aug. 19, 2005--Tel-Instrument Electronics Corp today announced its financial results for the three months ended June 30, 2005:


                                                Three Months Ended
                                                ------------------
                                            June 30,          June 30,
                                                2005              2004
                                                ----              ----

    Sales                                $ 3,150,978       $ 2,812,800

    Net Income Before Taxes                   57,991            87,517

    Provision For Taxes                       28,843            34,963

    Net Income                           $    29,148       $    52,554

    Net Income Per Share, Diluted        $      0.01       $      0.02

    Weighted Average Shares

       Outstanding, Diluted                2,337,848         2,270,496


     For the first quarter ended June 30, 2005, total sales increased 12% to $3,150,978 as compared to the same quarter in the prior year, and net income decreased from $52,554 to $29,148 for the same period. The increase in sales is primarily attributed to the increase in avionics government shipments. The increase in sales was primarily offset by (a) an increase in engineering, research and development expenditures for avionics as compared to the same period last year, as a result of increased research and development efforts, including the next generation IFF technology, CRAFT, TR-401, and enhancements to the TB-2100; (b) higher commission expense in the avionics division; and (c) the loss for the marine systems division, all of which resulted in a decrease in net income.
     In March 2005, the Company won a competitive procurement and was awarded a $17,344,853 multi-year, firm-fixed-price, indefinite-delivery/indefinite-quantity contract for the systems engineering, design and integration, fabrication, testing, and production of a Communications/Navigation (COMM/NAV) Radio Frequency (RF) Avionics Flightline Tester (CRAFT) with sonobuoy simulator capabilities. This contract is expected to be completed in March 2010. The CRAFT combines advanced navigation, communication, IFF, and sonobuoy test capabilities in a portable test set, which will utilize a flexible and expandable digital-signal-processing-based architecture. The CRAFT is another significant milestone for the Company, because the development of this technology will help solidify the Company as one of the leaders in the industry, and will meet the U.S. Navy's test requirements for years to come. The Company will continue funding the development of this product with shipments to begin in 2-3 years.

     This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

     Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
     The Company's stock is traded in the American Stock Exchange under the symbol TIK.


     CONTACT: Tel-Instrument Electronics Corp
              Mr. Joseph P. Macaluso, 201-933-1600